SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                     Commission File Number ____
                                                               CUSIP Number ____


(Check One): [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ]Form 10-Q
             [ ] Form N-SAR

      For Period Ended: April 30, 2006

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

      For the Transition Period Ended:

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant    Strategy International Insurance Group, Inc.

Former name if applicable

Address of principal executive office (Street and Number)    200 Yorkland Blvd.,
                                                             Suite 710

City, state and zip code   Toronto, Ontario, M2J5C1, Canada

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

      The registrant is presently involved in litigation and has been unable, without unreasonable effort and expense, to complete its accounting records and schedules in sufficient time to allow its independent certified public accountants to complete its audit of the registrant for its year ended April 30, 2006, before the required filing date for its Form 10-KSB.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Louis E. Lettieri         (416) 496-9988
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             (Name)            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  Strategy International Insurance Group, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated : July 31, 2006                     By:   /s/ Steven Stonhill
                                                -------------------------------
                                                Name:   Steven Stonhill
                                                Title:  Chairman of the Board &
                                                        Chief Executive Officer


                                          By:   /s/ Louis E. Lettieri
                                                -------------------------------
                                                Name:   Louis E. Lettieri
                                                Title:  Chief Financial Officer